Safe harbor and non-GAAP measures This presentation contains statements as to Walmart management's guidance regarding earnings per share and adjusted earnings per share for the fiscal year ending January 31, 2018, Walmart U.S.'s comparable sales and Sam's Club's comparable sales, excluding fuel, for the 13- week period ending January 26, 2018, and the third-party FCPA- and compliance- related expenses expected to be incurred for the year ending January 31, 2018. Assumptions on which such forward-looking statements are based, including without limitation assumptions regarding our effective tax rate for the year ending January 31, 2018, are also forward-looking statements. Walmart believes such statements are "forward-looking statements" as defined in, and are intended to enjoy the protection of the safe harbor for such statements provided by, the Private Securities Litigation Reform Act of 1995, as amended. Walmart's actual results may differ materially from the guidance provided as a result of changes in circumstances, assumptions not being realized or other risks, uncertainties and factors including: • conomic, geo-political, capital markets and business conditions, trends and events around the world and in the markets in which Walmart operates; • currency exchange rate fluctuations, changes in market interest rates and commodity prices; • unemployment levels; • competitive pressures; • inflation or deflation, generally and in particular product categories; • consumer confidence, disposable income, credit availability, spending levels, shopping patterns, debt levels and demand for certain merchandise; • consumer enrollment in health and drug insurance programs and such programs' reimbursement rates; • the amount of Walmart's net sales denominated in the U.S. dollar and various foreign currencies; • the impact of acquisitions, divestitures, store or club closures, and other strategic decisions; • Walmart's ability to successfully integrate acquired businesses, including within the e-commerce space; • Walmart's effective tax rate and the factors affecting Walmart's effective tax rate, including assessments of certain tax contingencies, valuation allowances, changes in law, administrative audit outcomes, impact of discrete items and the mix of earnings between the U.S. and Walmart's international operations; • customer traffic and average ticket in Walmart's stores and clubs and on its e-commerce websites; • the mix of merchandise Walmart sells, the cost of goods it sells and the shrinkage it experiences; • the amount of Walmart's total sales and operating expenses in the various markets in which it operates; • transportation, energy and utility costs and the selling prices of gasoline and diesel fuel; • supply chain disruptions and disruptions in seasonal buying patterns; • consumer acceptance of and response to Walmart's stores, clubs, e-commerce websites, mobile apps, initiatives, programs and merchandise offerings; • cyber security events affecting Walmart and related costs; • developments in, outcomes of, and costs incurred in legal or regulatory proceedings to which Walmart is a party; • casualty and accident-related costs and insurance costs; • the turnover in Walmart's workforce and labor costs, including healthcare and other benefit costs; • changes in accounting estimates or judgments; • changes in existing tax, labor and other laws and regulations and changes in tax rates, trade agreements, trade restrictions and tariff rates; • the level of public assistance payments; • natural disasters, public health emergencies, civil disturbances, and terrorist attacks; and • Walmart's expenditures for FCPA and other compliance related costs, including the adequacy of the accrual with respect to this matter made in the third quarter of the fiscal year ending January 31, 2018. Such risks, uncertainties and factors also include the risks relating to Walmart's strategy, operations and performance and the financial, legal, tax, regulatory, compliance and other risks discussed in Walmart's most recent annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q filed with the SEC. You should read this presentation in conjunction with such reports. You should consider all of the risks, uncertainties and other factors identified above and in those SEC reports and Current Reports on Form 8-K carefully when evaluating the forward looking statements in this presentation. Walmart cannot assure you that the future results reflected in or implied by any such forward-looking statement will be realized or, even if substantially realized, will have the forecasted or expected consequences and effects for or on Walmart's operations or financial performance. Such forward-looking statements are made as of the date of this presentation, and Walmart undertakes no obligation to update such statements to reflect subsequent events or circumstances. This presentation includes certain non-GAAP measures as defined under SEC rules, including net sales, revenue, and operating income on a constant currency basis, comp sales excluding fuel, free cash flow and return on investment. Refer to information about the non-GAAP measures contained in this presentation. Additional information as required by Regulation G and Item 10(e) of Regulation S-K regarding non-GAAP measures can be found in our most recent Form 10-K and our Form 8-K furnished as of the date of this presentation with the SEC, which are available at www.stock.walmart.com. 2

FY18 GAAP EPS: $3.84 to $3.92 FY18 adjusted EPS2: $4.38 to $4.46 Comp sales for 13-week period, excluding fuel1,2: between +1.5% to +2.0% Comp sales for 13-week period, excluding fuel1,2: between +1.5% to +2.0% 1 13-week period from October 28, 2017 through January 26, 2018, compared to 13-week period ended January 27, 2017. 2 See press release located at www.stock.walmart.com and additional information at the end of this presentation regarding non-GAAP financial measures. Guidance 3 U.S.

Wal-Mart Stores, Inc. (Amounts in millions, except per share data) Q3 $ Δ1% Δ1 YTD $ Δ1% Δ1 Total revenue $123,179 $5,000 4.2% $364,076 $9,139 2.6% Total revenue, constant currency2 $122,721 $4,542 3.8% $365,866 $10,929 3.1% Net sales $122,136 $4,960 4.2% $360,611 $9,044 2.6% Net sales, constant currency2 $121,682 $4,506 3.8% $362,350 $10,783 3.1% Membership & other income $1,043 $40 4.0% $3,465 $95 2.8% Operating income $4,764 -$355 -6.9% $15,970 -$589 -3.6% Operating income, constant currency2 $4,704 -$415 -8.1% $16,115 -$444 -2.7% Interest expense, net $541 -$44 -7.5% $1,679 -$33 -1.9% Consolidated net income attributable to Walmart $1,749 -$1,285 -42.4% $7,687 -$2,199 -22.2% Diluted EPS $0.58 -$0.40 -40.8% $2.54 -$0.62 -19.6% Adjusted EPS2 $1.00 $0.02 2.0% $3.07 $0.05 1.7% 1 Change versus prior year comparable period. 2 See press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures. 4

Wal-Mart Stores, Inc. Q3 bps Δ1 YTD bps Δ1 Gross profit rate 25.0% -29 bps 24.9% -13 bps Operating expenses as a percentage of net sales 22.0% 17 bps 21.5% 16 bps Effective tax rate2 33.9% 449 bps 32.9% 231 bps Debt to total capitalization3 NP NP 39.6% 40 bps Return on investment4,5 NP NP 14.7% -30 bps 1 Basis points change versus prior year comparable period. 2 The increase in the effective tax rate for the quarter was primarily due to the $283 million FCPA accrual, which is detailed on page 26. 3 Debt to total capitalization is calculated as of October 31, 2017. Debt includes short-term borrowings, long-term debt due within one year, capital lease and financing obligations due within one year, long-term debt, and long-term capital lease and financing obligations. Total capitalization includes debt and total Walmart shareholders' equity. 4 ROI is calculated for the trailing 12 months ended October 31, 2017. 5 See reconciliations at the end of presentation regarding non-GAAP financial measures. NP - Not provided 5

(Amounts in millions) Q3 $ Δ1% Δ1 Receivables, net $5,865 $521 9.7% Inventories $50,147 $325 0.7% Accounts payable $47,587 $4,597 10.7% Wal-Mart Stores, Inc. 1 Change versus prior year comparable period. 6

Wal-Mart Stores, Inc. (Amounts in millions) YTD $ Δ1 Operating cash flow $17,060 -$2,721 Capital expenditures $6,908 -$551 Free cash flow2 $10,152 -$2,170 (Amounts in millions) Q3% Δ1 YTD % Δ1 Dividends $1,526 -1.5% $4,614 -1.5% Share repurchases3 $2,209 57.6% $6,656 6.4% Total $3,735 26.6% $11,270 3.1% 1 Change versus prior year comparable period. 2 See press release located at www.stock.walmart.com and reconciliations at the end of this presentation regarding non- GAAP financial measures. 3 Effective November 20, 2017, share repurchases will be made under the company’s $20 billion share repurchase authorization approved in October 2017. 7

Walmart U.S. (Amounts in millions) Q3 Δ1 YTD Δ1 Net sales $77,724 4.3% $231,898 3.5% Comparable sales2,3 2.7% 150 bps 2.0% 80 bps • Comp traffic 1.5% 80 bps NP NP • Comp ticket 1.2% 70 bps NP NP eCommerce impact3,4 ~0.8% ~30 bps NP NP Neighborhood Market ~6.0% ~80 bps NP NP Gross profit rate Decrease -36 bps Decrease -13 bps Operating expense rate Decrease -10 bps Increase 5 bps Operating income $4,030 0.8% $12,917 1.3% 1 Change versus prior year comparable period. 2 Comp sales for the 13-week and 39-week periods ended October 27, 2017, excluding fuel. Including fuel, Walmart U.S. comparable sales are 2.8% and 2.0%, respectively. See press release located at www.stock.walmart.com and reconciliations at the end of this presentation regarding non-GAAP financial measures. 3 The results of new acquisitions are included in our comp sales metrics in the 13th month after acquisition. 4 The company's eCommerce sales impact includes those sales initiated through the company's websites and fulfilled through the company's dedicated eCommerce distribution facilities, as well as an estimate for sales initiated online but fulfilled through the company's stores and clubs. NP - Not provided 8

Walmart U.S. - quarterly financial highlights 9 Sales • Net sales increased 4.3%, or approximately $3.2 billion. • Comp sales1 increased 2.7% led by a strong comp traffic of 1.5%. eCommerce contributed approximately 80 basis points to segment comp sales growth. Hurricane-related impacts benefited comp sales by approximately 30-50 basis points. On a 2-year stack basis, comp sales and traffic were up 3.9% and 2.2%, respectively. • Strong performance in food categories continued with comp sales, traffic and unit growth across categories. • Market inflation in food for the third quarter was around or slightly less than the second quarter. • Strong growth in multi-channel sales continued in the quarter, including online grocery and general merchandise pickup in store. Gross Margin • Gross margin rate declined 36 basis points in the quarter. The margin rate was pressured by the continued execution of our price investment strategy and the mix effects from our growing eCommerce business. In addition, we estimate that hurricane-related impacts contributed to about one-third of the overall decline. Expenses • Segment operating expenses leveraged 10 basis points, despite hurricane-related expenses. Physical stores leveraged expenses for the 3rd consecutive quarter and were partially offset by investments in eCommerce and technology. Inventory • Total inventory was flat versus last year and comp store inventory declined approximately 3.5%, while in-stock levels remained high. Format growth • We opened 2 Supercenters and 2 Neighborhood Markets in the period. We also remodeled 208 stores. • As of the end of Q3, online grocery was offered in over 1,100 locations, which represents more than 200 additional locations since Q2. 1 Comp sales for the 13-week period ended October 27, 2017, excluding fuel. Including fuel, Walmart U.S. comparable sales grew 2.8%. See press release located at www.stock.walmart.com and reconciliations at the end of this presentation regarding non-GAAP financial measures.

Walmart U.S. - quarterly merchandise highlights

Category	Comp	Comments
Grocery[1]	+ low single-digit	Food and consumables had solid comp sales driven by strong customer traffic, increased innovation, and improvement in private brands. Strength was broad-based across categories, with fresh foods particularly strong driven by improvements in assortment, quality and price. Market inflation in food for the third quarter was around or slightly less than the second quarter.
Health & wellness	+ mid single-digit	Customer traffic, branded drug inflation and script growth contributed to strong performances in pharmacy and over-the-counter.
General merchandise[2]	+ low single-digit	Newness and private brands contributed to comp sales and traffic improvement. Ladies apparel, shoes, home, toys and automotive had especially strong results. Entertainment sales were soft.

Walmart Save money. Live better.

[1] Includes food and consumables.

[2] General merchandise includes entertainment, toys, hardlines, apparel, home and seasonal.

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Walmart International 1 (Amounts in millions) Reported Constant currency1 Reported Constant currency1 Q3 Δ2 Q3 Δ2 YTD Δ2 YTD Δ2 Net sales $29,548 4.1% $29,094 2.5% $84,976 -0.1% $86,715 1.9% Gross profit rate Decrease -18 bps NP NP Decrease -10 bps NP NP Operating income $1,249 -7.8% $1,189 -12.2% $4,004 -5.7% $4,150 -2.2% 1 See press release located at www.stock.walmart.com and reconciliations at the end of presentation regarding non-GAAP financial measures. 2 Change versus prior year comparable period. NP - Not provided 11

Walmart International - quarterly financial highlights 12 Sales • Net sales on a constant currency basis increased 2.5 percent. • Reported net sales increased 4.1 percent, which included a benefit of approximately $450 million from currency. • The divestitures of Suburbia and Yihaodian created a headwind to sales of nearly $560 million when compared to last year. • Ten of 11 markets delivered positive comp sales. Gross Margin • Gross margin rate declined 18 basis points primarily driven by planned price investments in certain markets. Operating income • Operating income declined 12.2 percent on a constant currency basis and 7.8 percent on a reported basis. • The decrease in operating income is due to the ~$150 million impairment related to our decision to exit certain properties in one of our markets as well as lapping last year’s gain of $86 million from the sale of several shopping malls in Chile. Inventory • During the quarter, inventory grew slower than sales. 1 See press release located at www.stock.walmart.com and reconciliations at the end of this presentation regarding non-GAAP financial measures.

Walmart International - key markets quarterly results 1 Results are presented on a constant currency basis. Net sales and comp sales are presented on a nominal, calendar basis. 2 eCommerce results are included for each of the markets listed in the table. 3 Change versus prior year comparable period. 4 Comp sales for the United Kingdom are presented excluding fuel.  5 Walmex includes the consolidated results of Mexico and Central America. Excluding Suburbia net sales of $165 million in the comparable prior year period would result in an increase in Walmex net sales of 9.2% for the quarter. Country1,2 Comp3 Net sales3 Gross profit rate3 Operating income3Sales Traffic Ticket United Kingdom4 1.1% -1.4% 2.5% 3.6% Decrease Decrease Walmex5 7.0% 0.3% 6.7% 6.6% Decrease Increase Canada 1.0% 1.0% Flat 1.9% Decrease Decrease China 2.5% -0.8% 3.3% 4.0% Decrease Increase 13

Walmart International - key market quarterly highlights 14 Walmex • Net sales increased 6.6 percent and comp sales increased 7.0 percent. Normalizing for Suburbia sales last year, net sales would have increased 9.2 percent. • Operating income grew at a faster rate than sales. • In Mexico specifically, comp sales increased 7.2 percent in the quarter or 14.5 percent on a two-year stacked basis, and all of our merchandise divisions continued to outpace ANTAD self-service. • In Mexico, the strongest performance came from Sam's Club followed by the Walmart Supercenter format. • Net sales in Central America increased 11.2 percent, and all countries delivered positive comp sales. Canada • Net sales increased 1.9 percent while comp sales increased 1.0 percent. • We gained 30 basis points of market share for the 12-week period ended September 30, according to Nielsen. • Gross profit rate declined primarily driven by planned price investments. • Inventory levels decreased even as sales increased 1.9 percent. 1 ANTAD - Asociación Nacional de Tiendas de Autoservicio y Departamentales; The National Association of Supermarkets and Department Stores

Walmart International - key market quarterly highlights 15 U.K. • Net sales increased 3.6 percent, while comp sales increased 1.1 percent. • We continued to see improved results as customers responded to investments in the value proposition. • During the quarter, we experienced improved in-store service scores and performance strengthened across our private brand and online grocery offerings. • Gross profit rate declined primarily driven by commodity price headwinds as well as on-going price investments. • We leveraged operating expenses during the quarter through sales growth and continued cost control. China • Net sales increased 4.0 percent while comp sales increased 2.5 percent. • The solid sales performance was primarily driven by strong seasonal categories during the Mid-Autumn Festival and continued strength across our fresh and consumables categories. • Operating income grew at a faster rate than sales. • During the quarter, we continued to focus on driving efficiency, reducing expenses and strengthening our portfolio through ‘We Operate for Less’ and ‘We Buy for Less’ initiatives. • Approximately 140 Walmart stores now offer grocery delivery through JD Daojia. • During the quarter we launched the Walmart – JD Omni Channel Shopping Festival.

Sam's Club (Amounts in millions) With fuel Without fuel1 With fuel Without fuel1 Q3 Δ2 Q3 Δ2 YTD Δ2 YTD Δ2 Net sales $14,864 4.4% $13,584 3.2% $43,737 3.2% $40,218 2.2% Comparable sales3 4.0% 330 bps 2.8% 140 bps 2.8% 360 bps 1.9% 120 bps • Comp traffic NP NP 3.6% 410 bps NP NP NP NP • Comp ticket NP NP -0.8% -270 bps NP NP NP NP eCommerce impact4 NP NP ~0.8% ~20 bps NP NP NP NP Gross profit rate Decrease -13 bps Decrease -21 bps Decrease -26 bps Decrease -29 bps Membership income NP NP NP 0.9% NP NP NP 1.1% Operating income $447 12.9% $397 4.2% $1,265 -1.2% $1,171 -5.8% 1 See press release located at www.stock.walmart.com and reconciliations at the end of this presentation regarding non-GAAP financial measures. 2 Change versus prior year comparable period. 3 Comp sales for the 13-week and 39-week periods ended October 27, 2017. 4 The company's eCommerce sales impact includes those sales initiated through the company's websites and fulfilled through the company's dedicated eCommerce distribution facilities, as well as an estimate for sales initiated online but fulfilled through the company's stores and clubs. NP - Not provided 16

Sam's Club - quarterly financial highlights 17 Sales • Comp sales1 for the period increased 2.8% with growth in comp traffic of 3.6%. The company estimates a benefit to comp sales of approximately 70 to 90 basis points from recent hurricanes. • Market inflation in food positively impacted comp sales by approximately 70 basis points. • In eCommerce, both Club Pickup and the direct to home business continued to have strong results. Gross Profit • Excluding fuel, gross profit rate declined 21 basis points. Consistent with previous quarters, certain fresh supply expenses were reclassified from operating expenses to cost of goods sold. In addition, we estimate that hurricane-related impacts contributed to about half of the overall decline. Gross profit was also impacted by higher shrink, investment in cash rewards and increased shipping costs at Samsclub.com. Operating Expenses • Operating expenses leveraged 41 basis points, primarily due to sales growth, the reclassification of certain fresh supply expenses to cost of goods sold and lower advertising costs. Membership Income • Membership income increased 0.9% versus last year. Plus penetration increased 77 basis points. Inventory • Inventory decreased 1.0%, and inventory at comp clubs decreased 3.5%. 1 Excludes fuel. See press release located at www.stock.walmart.com and reconciliations at the end of this presentation regarding non-GAAP financial measures.

Sam's Club - quarterly category highlights 18 Category Comp Comments Fresh / Freezer / Cooler + mid single-digit Strong performance in fresh meat, produce, bakery and prepared foods. Grocery and beverage + low single-digit Water, breakfast bars and an expanded premium assortment in certain categories deliveredpositive growth. Member's Mark penetration increased across multiple categories. Consumables + mid single-digit Strong performance in Member's Mark items, especially in paper products and food service. Home and apparel + high single-digit Tires, home improvement, kitchen electrics, as well as apparel and seasonal categoriesdelivered strong results. Technology, office and entertainment - low single-digit Soft sales in televisions and smart phones were the primary contributors of the decline. Health and wellness + mid single-digit Nutrition and protein drinks performed well, along with momentum in generic script counts. Tobacco Slightly positive Tobacco slightly positive.

Third-party FCPA- and compliance-related expenses Q3 YTD (Amounts in millions) FY18 FY17 FY18 FY17 Ongoing inquiries and investigations $2 $24 $22 $68 Global compliance program and organizational enhancements 3 5 11 14 Total $5 $29 $33 $82 • In fiscal year 2018, we expect our third party FCPA- and compliance-related expenses to range between $50 and $60 million. These amounts are included in our Corporate and support expenses. These amounts exclude the accrual made in the third quarter of FY18. 19

Non-GAAP measures - ROI We include Return on Assets ("ROA"), which is calculated in accordance with generally accepted accounting principles in the U.S. ("GAAP") as well as Return on Investment ("ROI") as measures to assess returns on assets. Management believes ROI is a meaningful measure to share with investors because it helps investors assess how effectively Walmart is deploying its assets. Trends in ROI can fluctuate over time as management balances long-term potential strategic initiatives with possible short-term impacts. We consider ROA to be the financial measure computed in accordance with GAAP that is the most directly comparable financial measure to our calculation of ROI. ROA was 5.8 percent and 7.3 percent for the trailing twelve months ended October 31, 2017 and 2016, respectively. ROI was 14.7 percent and 15.0 percent for the trailing twelve months ended October 31, 2017 and 2016, respectively. The decline in ROA was primarily due to the loss on extinguishment of debt and the decrease in operating income. The decline in ROI was primarily due to the decrease in operating income. We define ROI as adjusted operating income (operating income plus interest income, depreciation and amortization, and rent expense) for the trailing 12 months divided by average invested capital during that period. We consider average invested capital to be the average of our beginning and ending total assets, plus average accumulated depreciation and average amortization, less average accounts payable and average accrued liabilities for that period, plus a rent factor equal to the rent for the fiscal year or trailing 12 months multiplied by a factor of 8. When we have discontinued operations, we exclude the impact of the discontinued operations. Our calculation of ROI is considered a non-GAAP financial measure because we calculate ROI using financial measures that exclude and include amounts that are included and excluded in the most directly comparable GAAP financial measure. For example, we exclude the impact of depreciation and amortization from our reported operating income in calculating the numerator of our calculation of ROI. In addition, we include a factor of 8 for rent expense that estimates the hypothetical capitalization of our operating leases. As mentioned above, we consider return on assets to be the financial measure computed in accordance with generally accepted accounting principles most directly comparable to our calculation of ROI. ROI differs from ROA (which is consolidated net income for the period divided by average total assets for the period) because ROI: adjusts operating income to exclude certain expense items and adds interest income; adjusts total assets for the impact of accumulated depreciation and amortization, accounts payable and accrued liabilities; and incorporates a factor of rent to arrive at total invested capital. Because of the adjustments mentioned above, we believe ROI more accurately measures how we are deploying our key assets and is more meaningful to investors than ROA. Although ROI is a standard financial measure, numerous methods exist for calculating a company's ROI. As a result, the method used by management to calculate our ROI may differ from the methods used by other companies to calculate their ROI. 20

Non-GAAP measures - ROI cont.

The calculation of ROA and ROI, along with a reconciliation of ROI to the calculation of ROA, the most comparable GAAP financial measure, is as follows:

Wal-Mart Stores, Inc.
Return on Assets and Return on Investment

(Dollars in millions)	Trailing Twelve Months Ended October 31, 2017	2016
CALCULATION OF RETURN ON ASSETS		
Numerator		
Consolidated net income	$ 12,146	$ 15,055
Denominator		
Average total assets[1]	$ 208,136	$ 206,001
Return on assets (ROA)	5.8%	7.3%

Certain Balance Sheet Data	As of October 31, 2017	2016	2015
Total assets	$ 209,414	$ 206,857	$ 205,144
Accumulated depreciation and amortization	82,445	76,061	70,652
Accounts payable	47,587	42,990	40,553
Accrued liabilities	21,757	21,243	19,499

(Dollars in millions)	Trailing Twelve Months Ended October 31, 2017	2016
CALCULATION OF RETURN ON INVESTMENT		
Numerator		
Operating income	$ 22,175	$ 23,201
+ Interest income	145	86
+ Depreciation and amortization	10,533	9,805
+ Rent	2,667	2,610
Adjusted operating income	$ 35,520	$ 35,702
Denominator		
Average total assets[1]	$ 208,136	$ 206,001
+ Average accumulated depreciation and amortization[1]	79,253	73,357
- Average accounts payable[1]	45,289	41,772
- Average accrued liabilities[1]	21,500	20,371
+ Rent x 8	21,336	20,880
Average invested capital	$ 241,936	$ 238,095
Return on investment (ROI)	14.7%	15.0%

Walmart

[1] The average is based on the addition of the account balance at the end of the current period to the account balance at the end of the prior period and dividing by 2.

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Non-GAAP measures - free cash flow We define free cash flow as net cash provided by operating activities in a period minus payments for property and equipment made in that period. We had net cash provided by operating activities of $17.1 billion and $19.8 billion for the nine months ended October 31, 2017 and 2016, respectively. We generated free cash flow of $10.2 billion and $12.3 billion for the nine months ended October 31, 2017 and 2016, respectively. The decreases in net cash provided by operating activities and free cash flow were due to the timing of payments and an increase in incentive payments, as well as lapping prior year's improvements in working capital management. Free cash flow is considered a non-GAAP financial measure. Management believes, however, that free cash flow, which measures our ability to generate additional cash from our business operations, is an important financial measure for use in evaluating the company's financial performance. Free cash flow should be considered in addition to, rather than as a substitute for, consolidated net income as a measure of our performance and net cash provided by operating activities as a measure of our liquidity. Additionally, Walmart's definition of free cash flow is limited, in that it does not represent residual cash flows available for discretionary expenditures, due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as a measure that provides supplemental information to our Consolidated Statements of Cash Flows. The following table sets forth a reconciliation of free cash flow, a non-GAAP financial measure, to net cash provided by operating activities, which we believe to be the GAAP financial measure most directly comparable to free cash flow, as well as information regarding net cash used in investing activities and net cash used in financing activities. Nine Months Ended October 31, (Dollars in millions) 2017 20161 Net cash provided by operating activities $ 17,060 $ 19,781 Payments for property and equipment (capital expenditures) -6,908 -7,459 Free cash flow $ 10,152 $ 12,322 Net cash used in investing activities2 $ -5,871 $ -11,050 Net cash used in financing activities -11,416 -11,272 1 Reclassifications have been made due to the adoption of ASU 2016-09, Improvements to Employee Share-Based Payment Accounting. 2 "Net cash used in investing activities" includes payments for property and equipment, which is also included in our computation of free cash flow. 22

Non-GAAP measures - constant currency

In discussing our operating results, the term currency exchange rates refers to the currency exchange rates we use to convert the operating results for all countries where the functional currency is not the U.S. dollar ("non-USD entities") into U.S. dollars. We calculate the effect of changes in currency exchange rates as the difference between current period activity translated using the current period's currency exchange rates, and the comparable prior year period's currency exchange rates. Throughout our discussion, we refer to the results of this calculation as the impact of currency exchange rate fluctuations. When we refer to constant currency operating results, this means operating results without the impact of the currency exchange rate fluctuations and without the impact of acquisitions of non-USD entities, if any, until such acquisitions are included in both comparable periods. The disclosure of constant currency amounts or results permits investors to better understand Walmart's underlying performance without the effects of currency exchange rate fluctuations of non-USD entities.

The table below reflects the calculation of constant currency for total revenues, net sales and operating income for the three and nine months ended October 31, 2017.

	Three Months Ended October 31,				Nine Months Ended October 31,			
	Walmart International		Consolidated		Walmart International		Consolidated	
(Dollars in millions)	2017	Percent Change[1]	2017	Percent Change[1]	2017	Percent Change[1]	2017	Percent Change[1]
Total revenues:								
As reported	$ 29,879	3.9%	$ 123,179	4.2%	$ 86,308	-0.3%	$ 364,076	2.6%
Currency exchange rate fluctuations	-458	N/A	-458	N/A	1,790	N/A	1,790	N/A
Constant currency total revenues	$ 29,421	2.3%	$ 122,721	3.8%	$ 88,098	1.8%	$ 365,866	3.1%
Net sales:								
As reported	$ 29,548	4.1%	$ 122,136	4.2%	$ 84,976	-0.1%	$ 360,611	2.6%
Currency exchange rate fluctuations	-454	N/A	-454	N/A	1,739	N/A	1,739	N/A
Constant currency net sales	$ 29,094	2.5%	$ 121,682	3.8%	$ 86,715	1.9%	$ 362,350	3.1%
Operating income:								
As reported	$ 1,249	-7.8%	$ 4,764	-6.9%	$ 4,004	-5.7%	$ 15,970	-3.6%
Currency exchange rate fluctuations	-60	N/A	-60	N/A	146	N/A	145	N/A
Constant currency operating income	$ 1,189	-12.2%	$ 4,704	-8.1%	$ 4,150	-2.2%	$ 16,115	-2.7%

[1] Change versus prior year comparable period.

Walmart

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Non-GAAP measures - fuel impact The net sales, gross profit rate and operating income of Sam's Club for the three and nine months ended October 31, 2017, the percentage changes in those financial measures from the respective comparable prior year period, comparable sales of Sam's Club and Walmart U.S. for the 13-week and 39-week periods ended October 27, 2017 and projected comparable sales for the 13-week period ending January 26, 2018, in each case calculated by excluding fuel sales for such periods, are non-GAAP financial measures. We believe the net sales, gross profit rate and operating income for the three and nine months ended October 31, 2017, the percentage changes in those financial measures from the respective comparable prior year period, comparable sales for the 13-week and 39-week periods ended October 27, 2017, and projected comparable sales for the 13-week period ending January 26, 2018, in each case calculated by including fuel sales for such period, are, respectively, the financial measures computed in accordance with GAAP most directly comparable to the non-GAAP financial measures described above. We believe that the presentation of the non-GAAP financial measures with respect to Sam’s Club and Walmart U.S. described above provides useful information to investors regarding Walmart’s financial condition and results of operations because that information permits investors to understand the effect of fuel sales, which are affected by the volatility of fuel prices, on Sam's Club's net sales and operating income and on Sam's Club's and Walmart U.S.'s comparable sales for the periods presented. 24

Non-GAAP measures - fuel impact cont. The table below reflects the calculation of the Sam's Club fuel impact for net sales and operating income for the three and nine months ended October 31, 2017 and 2016. Three Months Ended October 31, Nine Months Ended October 31, (Dollars in millions) 2017 2016 % Change 2017 2016 % Change Sam's Club Net Sales: As Reported $ 14,864 $ 14,236 4.4% $ 43,737 $ 42,387 3.2% Less: Fuel Impact 1,280 1,067 N/A 3,519 3,042 N/A Excluding Fuel $ 13,584 $ 13,169 3.2% $ 40,218 $ 39,345 2.2% Operating Income: As Reported $ 447 $ 396 12.9% $ 1,265 $ 1,281 -1.2% Less: Fuel Impact 50 15 N/A 94 38 N/A Excluding Fuel $ 397 $ 381 4.2% $ 1,171 $ 1,243 -5.8% The table below reflects the fuel impact for comparable club sales for the 13-week and 39-week periods ended October 27, 2017 and October 28, 2016. With Fuel Without Fuel Fuel Impact 13 Weeks Ended 13 Weeks Ended 13 Weeks Ended 10/27/2017 10/28/2016 10/27/2017 10/28/2016 10/27/2017 10/28/2016 Walmart U.S. 2.8% 1.2% 2.7% 1.2% 0.1% 0.0% Sam's Club 4.0% 0.7% 2.8% 1.4% 1.2% -0.7% 39 Weeks Ended 39 Weeks Ended 39 Weeks Ended 10/27/2017 10/28/2016 10/27/2017 10/28/2016 10/27/2017 10/28/2016 Walmart U.S. 2.0% 1.2% 2.0% 1.2% 0.0% 0.0% Sam's Club 2.8% -0.8% 1.9% 0.7% 0.9% -1.5% 25

Non-GAAP measures - adjusted EPS

The adjusted diluted earnings per share from continuing operations attributable to Walmart (Adjusted EPS) for the three- and nine-month periods ended October 31, 2017 is considered a non-GAAP financial measure under the SEC's rules because the Adjusted EPS for each such period excludes certain amounts not excluded in the diluted earnings per share from continuing operations attributable to Walmart calculated in accordance with GAAP (EPS) for the three- and nine-month periods ended October 31, 2017. Management believes that Adjusted EPS for the three- and nine-month periods ended October 31, 2017 is a meaningful measure to share with investors because that measure, which adjusts EPS for such periods for certain items recorded in such periods, is the measure that best allows comparison of the performance for the comparable periods. In addition, the measure affords investors a view of what management considers Walmart's core earnings performance for the three- and nine-month periods ended October 31, 2017 and also affords investors the ability to make a more informed assessment of such core earnings performance for the comparable periods.

We have calculated Adjusted EPS for the three and nine months ended October 31, 2017 by adjusting EPS for the following: (1) the loss on the early extinguishment of certain debt, (2) the FCPA accrual based on discussions with government agencies regarding the possible resolution of the FCPA matter, (3) the impairment of certain properties due to our decision to exit those properties in one of our international markets and, for the nine months ended October 31, 2017 only, (4) the gain on sale of Suburbia. Adjusted EPS for the three and nine months ended October 31, 2017 is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is EPS for the three and nine months ended October 31, 2017.

	Three Months Ended October 31, 2017			Nine Months Ended October 31, 2017			
Diluted earnings per share:							
Reported EPS			$0.58				$2.54
Adjustments:	**Pre-Tax Impact**	**Tax Impact[1]**	**Net Impact**	**Pre-Tax Impact**	**Tax Impact[1]**	**NCI Impact[2]**	**Net Impact**
Loss on Early Extinguishment of Debt	0.45	-$0.16	$0.29	$0.71	-$0.25	$—	$0.46
FCPA Accrual	0.09	—	0.09	0.09	—	—	0.09
Impairment of Certain International Properties	0.05	-0.01	0.04	0.05	-0.01	—	0.04
Gain on Sale of Suburbia	—	—	—	-0.13	0.04	0.04	-0.05
Net adjustments			**$0.42**				**$0.54**
Adjusted EPS[3]			$1.00				$3.07

Walmart

[1] Calculated based on nature of item and statutory rate in effect for relevant jurisdiction.
[2] Calculated based on the ownership percentages of the noncontrolling interest at Walmex.
[3] Calculation of YTD Adjusted EPS may not sum due to rounding.

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Non-GAAP measures - adjusted EPS 27 Nine Months Ended October 31, 2016 Diluted earnings per share: Reported EPS $3.16 Adjustment: Pre-Tax Impact Tax Impact1 Net Impact Gain from the sale of Yihaodian in China -$0.17 $0.03 -$0.14 Adjusted EPS $3.02 We have calculated Adjusted EPS for the nine months ended October 31, 2016 by adjusting EPS for the amount of the impact of the gain from the sale of Yihaodian in China. Adjusted EPS for the nine months ended October 31, 2016 is a non-GAAP financial measure. The most directly comparable financial measure calculated in accordance with GAAP is EPS for the nine months ended October 31, 2016. 1 Calculated based on nature of item and statutory rate in effect for relevant jurisdiction.

Non-GAAP measures - adjusted EPS guidance 28 1 Calculated based on nature of item and statutory rate in effect for relevant jurisdiction. 2 Calculated based on the ownership percentages of the noncontrolling interest at Walmex. Adjusted EPS Guidance is considered a non-GAAP financial measure. Management believes that Adjusted EPS Guidance for Fiscal 2018 is a meaningful metric to share with investors because that metric, which adjusts EPS for certain items to be recorded in the period, is the metric that best allows comparison of the expected performance for Fiscal 2018 to the comparable prior period. In addition, the metric affords investors a view of what management is forecasting for Walmart's core earnings performance for Fiscal 2018 and also affords investors the ability to make a more informed assessment of the core earnings performance for the comparable period. We have calculated Adjusted EPS Guidance for Fiscal 2018 by adjusting for the amount of the impact of: (1) the loss on the early extinguishment of certain debt, (2) the FCPA accrual based on discussions with government agencies regarding the possible resolution of the FCPA matter, (3) the gain on the sale of Suburbia in Mexico and (4) the impairment of certain properties due to our decision to exit those properties in one of our international markets. Fiscal 2018 Diluted net income per share: Forecasted EPS $3.84 - $3.92 Adjustments: Pre-Tax Impact Tax Impact1 NCI Impact2 Net Impact Loss on Early Extinguishment of Debt $0.71 -$0.25 $— $0.46 FCPA Accrual 0.09 — — 0.09 Gain on Sale of Suburbia -0.13 0.04 0.04 -0.05 Impairment of Certain International Properties 0.05 -0.01 — 0.04 Net adjustments $0.54 Adjusted EPS Guidance $4.38 - $4.46

• Unit counts & square footage • Comparable store sales • Terminology • Fiscal year 2018 earnings dates Additional resources at stock.walmart.com 29